INFOCROSSING, INC. [LOGO]


FOR RELEASE 4:10 PM EDT

Contacts:
Chairman/CEO                       Chief Financial Officer
Zach Lonstein                      William McHale
Infocrossing, Inc.                 Infocrossing, Inc.
(201) 840-4726                     (201) 840-4732
zlonstein@infocrossing.com         wmchale@infocrossing.com

Investor Relations
Matthew Hayden
Hayden Communications, Inc.
(858) 704-5065


                INFOCROSSING REPORTS EARNINGS OF $0.01 PER SHARE
                     FOR SECOND QUARTER ENDED JUNE 30, 2005



LEONIA, NJ, August 9, 2005 -- Infocrossing, Inc. (Nasdaq: IFOX) a provider of selective IT outsourcing and business processing solutions announced today financial results for the second quarter ended June 30, 2005.

                              KEY FINANCIAL RESULTS
      (All numbers in thousands, except percentages and per share amounts)

                                    THREE MONTHS ENDED JUNE 30,
                           2005         2004      Increase    %Change

Revenues                 $ 35,194    $ 24,611     $ 10,583      43%
EBITDA                   $  4,521    $  4,269     $    252       6%
Income from operations   $  1,850    $  2,141     $   (291)    (14%)
Net income               $    124    $   (262)    $    386      N/A

EPS - diluted            $   0.01    $  (0.01)    $   0.02      N/A

Diluted shares             22,114      18,323        3,791      21%

                                    SIX MONTHS ENDED JUNE 30,
                           2005         2004      Increase    %Change

Revenues                 $ 72,721    $ 39,787     $ 32,934      83%
EBITDA                   $ 12,664    $  7,120     $  5,544      78%
Income from operations   $  7,373    $  3,388     $  3,985     118%
Net income               $  2,561    $    513     $  2,048     399%

EPS - diluted            $   0.11    $   0.03     $   0.08     267%

Diluted shares             22,415      19,019        3,396      18%


THREE MONTHS ENDED JUNE 30, 2005

For the second quarter of 2005, Infocrossing reported revenues of $35,194,000, an increase of $10,583,000 or 43%, compared with revenues of $24,611,000 reported for the second quarter of 2004. This growth reflects $12,537,000 from acquisitions completed in 2004. Excluding revenues from acquisitions, revenues declined by $1,954,000.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased $252,000, or 6% from $4,269,000 for the second quarter of 2004 to $4,521,000 during the second quarter of 2005. EBITDA for the second quarter includes an unusual addition of $1,000,000 to the allowance for doubtful accounts and higher professional fees of $430,000 relating to increased compliance costs with respect to the Sarbanes-Oxley Act and increased audit fees related to acquisitions and growth of the Company. Infocrossing uses EBITDA because it considers such information an important supplemental measure of its operating performance and believes EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. A reconciliation of EBITDA to net income follows in Appendix A.

Income before taxes increased by $635,000 from a loss of $275,000 for the second quarter of 2004 to income of $360,000 for the second quarter of 2005. Accordingly, the Company had a tax provision of $236,000 for the current quarter compared with a tax benefit of $13,000 for the comparable quarter in 2004. Income taxes were accrued at an effective rate of 66% in the quarter ended June 30, 2005.

Net income for the current quarter was $124,000, or $0.01 per diluted share, compared with a net loss of $262,000, or $0.01 per diluted share, for the comparable quarter last year.

The weighted average number of shares and share equivalents used to calculate diluted EPS was 22,114,000 shares for the current quarter compared with 18,323,000 for the comparable quarter last year. The share count increase was a result of the issuance of 1.8 million shares for the exercise of stock options in the twelve months ended June 30, 2005, 123,000 shares issued as part of an acquisition in the second half of 2004 and in-the-money options to purchase 913,000 shares were granted during the twelve months ended June 30, 2005. The share count at June 30, 2005 does not include shares to be issued upon the potential conversion of the Company's convertible debt, because the effect of such inclusion would be anti-dilutive.


SIX MONTHS ENDED JUNE 30, 2005

Infocrossing reported revenues of $72,721,000 for the six months ended on June 30, 2005, an increase $32,934,000, or 83%, compared with revenues of $39,787,000 for the comparable period in 2004. This growth reflects $33,623,000 from acquisitions completed in 2004. Excluding revenues from acquisitions, revenues declined by $689,000.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) increased by $5,544,000, or 78%, to $12,664,000 for the six months ended June 30, 2005 from $7,120,000 for the comparable period in 2004. EBITDA for the six-month period for 2005 includes an unusual addition of $1,000,000 to the allowance for doubtful accounts and higher professional fees of $821,000 relating to increased compliance costs with respect to the Sarbanes-Oxley Act and increased audit fees related to acquisitions and growth of the Company. A reconciliation of EBITDA to net income follows in Appendix A.

Income before taxes increased by $4,111,000 to $4,418,000 for the six months ended June 30, 2005 from $307,000 for the comparable period in 2004. Tax expense was $1,857,000 for the six months ended June 30, 2005 compared with a benefit of $206,000 for the comparable period in 2004. Tax expense for the six months ended June 30, 2004 includes a benefit of $234,000 from the sale of New Jersey net operating loss carry-forwards. Although income taxes were accrued for the period at a rate of 42%, they are payable at a rate of 13% because of the utilization of deferred tax assets available to offset a portion of the Company's taxable income. The Company will continue to enjoy the cash benefit of these deferred assets through lower taxes payable in the future.

Net income for the six months ended June 30, 2005 was $2,561,000, or $0.11 per diluted share, compared with net income of $513,000, or $0.03 per diluted, share for the comparable period in 2004.

The weighted average number of shares and share equivalents used to calculate diluted EPS was 22,415,000 shares for the six months ended June 30, 2005 compared with 19,019,000 shares in 2004. The share count increase was a result of the issuance of 1.8 million shares for the exercise of stock options in the twelve months ended June 30, 2005, 123,000 shares issued as part of an acquisition in the second half of 2004 and in-the-money options to purchase 913,000 shares were granted during the twelve months ended June 30, 2005. The share count at June 30, 2005 does not include shares to be issued upon the potential conversion of the Company's convertible debt, because the effect of such inclusion would be anti-dilutive.

In certain instances, the conversion price of the Company's 4.00% Convertible Senior Notes due 2024, having a principal balance off $72 million, may be adjusted. Since the market price of the Company's common stock was less than $10.48 for 20 of 30 consecutive trading days, the conversion price of the notes was reduced from $15.36 to $12.69 as of the close of trading on August 5, 2005. Accordingly, the notes are now convertible into 5,673,759 common shares, an increase of 986,259, or approximately 21% over the initial number of 4,687,500 shares. The indenture does not require any additional adjustments to the conversion price based on the market price of the Company's common shares.

Zach Lonstein, Chairman and Chief Executive Officer of Infocrossing, said "Our EPS for the quarter ended June 30, 2005 met the revised estimate we had issued one month ago. As previously announced, we are optimistic that we will be successful in building our business through the addition of new customers, the expansion of our services to existing customers, and the acquisition of companies which fit our strategic requirements. Since the first quarter, we've been notified that we have been awarded approximately $12 million in new outsourcing engagements over terms between three to five years in length. Furthermore, we have been notified by other potential customers that we have been selected as finalists for additional outsourcing awards, and we are confident that we will win some number of these deals. However, we are encountering longer sales cycles, and proposed transactions that we had expected to close and implement by this time have not occurred. With our strong cash position, which has grown by more than 50% during the first half of 2005, and an unwavering commitment to building value for our customers and shareholders, we remain confident in the Company's prospects for growth."


Infocrossing will hold a conference call for investors and analysts on Tuesday, August 9, 2005 at 4:30 p.m. EDT to discuss results for the Company's first quarter of 2005. The call-in number for the live audio call beginning at 4:30 p.m. EDT is 1-973-409-9259. A live web cast of the conference call will also be available on Infocrossing's website at http://www.infocrossing.com. An audio replay of the conference call will be available from 6:30 p.m. EDT on Tuesday, May 10, 2005, for seven days at 973-341-3080. The pass code for the replay is 5984285. A webcast of the conference call will be available for 30 days following the call at http://www.infocrossing.com.

This call is being webcast by ViaVid Broadcasting and can be accessed at Infocrossing's website at www.infocrossing.com. The webcast may also be accessed at ViaVid's website at www.viavid.net. The webcast can be accessed through June 9, 2005 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: www.microsoft.com/windows/windowsmedia/en/download/default.asp


EBITDA represents net income before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. The Company also uses EBITDA for the following purposes: (1) EBITDA is one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees; (2) the Company's credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants such as interest coverage and debt incurrence; (3) EBITDA is also used by prospective and current lessors as well as potential lenders to evaluate potential transactions with the Company; and (4) EBITDA is also used by us to evaluate and price potential acquisition candidates.


EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and
(c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should not be considered as a principal indicator of the Company's performance. The Company compensates for these limitations by relying primarily on the Company's GAAP results and using EBITDA only supplementally.


ABOUT INFOCROSSING, INC. (http://www.infocrossing.com)
                          ---------------------------
Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks, and business processes to Infocrossing.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; closing contracts with new customers and renewing contracts with existing customers on favorable terms; expanding services to existing customers; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the identification, completion, and integration of acquisitions, including the integration of Infocrossing Healthcare Services, Inc., f/k/a Verizon Information Technologies Inc., and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

(financial tables follow)

                        INFOCROSSING, INC. & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    THREE MONTHS ENDED JUNE 30,                 SIX MONTHS ENDED JUNE 30,
                                              ----------------------------------------    ---------------------------------------
                                                    2005                  2004                  2005                  2004
                                              ------------------    ------------------    ------------------    -----------------
REVENUES                                      $         35,194      $         24,611      $         72,721      $        39,787
                                                 ---------------       ---------------       ---------------       --------------

COSTS and EXPENSES:
   Costs of revenues, excluding
      depreciation shown below                          25,506                17,567                51,353               27,790
   Selling and promotion costs                           1,156                   905                 2,114                1,641
   General and administrative expenses                   4,011                 1,870                 6,590                3,236
   Depreciation and amortization                         2,671                 2,128                 5,291                3,732
                                                 ---------------       ---------------       ---------------       --------------
                                                        33,344                22,470                65,348               36,399
                                                 ---------------       ---------------       ---------------       --------------
INCOME FROM OPERATIONS                                   1,850                 2,141                 7,373                3,388
                                                 ---------------       ---------------       ---------------       --------------
Interest income                                           (126)                  (37)                 (252)                 (80)
Fees related to loans repaid                            -                      1,347                -                     1,347
Interest expense                                         1,616                 1,106                 3,207                1,814
                                                 ---------------       ---------------       ---------------       --------------
                                                         1,490                 2,416                 2,955                3,081
                                                 ---------------       ---------------       ---------------       --------------
 INCOME (LOSS) BEFORE
     INCOME TAXES                                          360                  (275)                4,418                  307

Income tax (benefit) expense                               236                   (13)                1,857                 (206)
                                                 ---------------       ---------------       ---------------       --------------

NET INCOME (LOSS)                             $            124      $           (262)     $          2,561      $           513
                                                 ===============       ===============       ===============       ==============

BASIC INCOME (LOSS) PER SHARE:
   Net income (loss)                          $           0.01      $          (0.01)     $           0.13      $          0.03
                                                 ===============       ===============       ===============       ==============
   Weighted average number of common
      shares outstanding                                20,247                18,323                20,167               16,757
                                                 ===============       ===============       ===============       ==============

DILUTED INCOME (LOSS) PER SHARE:
   Net income (loss)                          $           0.01      $          (0.01)     $           0.11      $          0.03
                                                 ===============       ===============       ===============       ==============
   Weighted average number of
       common shares and share equivalents
       outstanding                                      22,114                18,323                22,415               19,019
                                                 ===============       ===============       ===============       ==============


 Certain reclassifications were made to prior period amounts to conform to the current presentation.

                        INFOCROSSING, INC. & SUBSIDIARIES
                       SUMMARY CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                          JUNE 30,        DECEMBER 31,
                                                                                            2005              2004
                                                                                     --------------     --------------
                                                                                       (UNAUDITED)
ASSETS
  Cash and equivalents                                                              $     40,283       $     26,311
  Trade accounts receivable, net of allowances for doubtful accounts of
         $1,420 and $249 at June 30, 2005 and December 31, 2004, respectively             19,404             26,707
  Other current assets                                                                     8,585              7,733
                                                                                       -----------        -----------
    Total current assets                                                                  68,272             60,751

  Property, equipment and purchased software, net                                         27,101             25,113
  Goodwill                                                                               104,228            103,177
  Other non-current assets                                                                26,119             27,609
                                                                                       -----------        -----------
TOTAL ASSETS                                                                        $    225,720       $    216,650
                                                                                       ===========        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities                                                               $     20,963       $     22,569
  Long-term debt and capitalized lease obligations, net of current portion               101,674            100,432
  Other long-term liabilities                                                              2,711              2,412
                                                                                       -----------        -----------
  TOTAL LIABILITIES                                                                      125,348            125,413
  Common stockholders' equity                                                            100,372             91,237
                                                                                       -----------        -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $    225,720       $    216,650
                                                                                       ===========        ===========

Certain reclassifications were made to prior period amounts to conform to the current presentation.

SUPPLEMENTARY INFORMATION

APPENDIX A
EBITDA RECONCILIATION
The reconciliation of EBITDA with net income for the quarters and six-month periods ended June 30, 2005 and 2004, respectively, is as follows (in thousands):

                                                    THREE MONTHS ENDED JUNE 30,                 SIX MONTHS ENDED JUNE 30,
                                              ----------------------------------------    ---------------------------------------
                                                    2005                  2004                  2005                  2004
                                              ------------------    ------------------    ------------------    -----------------

Net income (loss)                             $            124      $           (262)     $          2,561      $           513
Add (deduct):
  Income tax provision (benefit)                           236                   (13)                1,857                 (206)
  Net interest expense                                   1,490                 2,416                 2,955                3,081
  Depreciation and amortization                          2,671                 2,128                 5,291                3,732
                                                 ---------------       ---------------       ---------------       --------------
EBITDA                                        $          4,521      $          4,269      $         12,664      $         7,120
                                                 ===============       ===============       ===============       ==============

Certain reclassifications were made to prior period amounts to conform to the current presentation.